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                                                                  Exhibit 99.1

         NETWORK SIX TO BE ACQUIRED BY TRW

                                            Kenneth C. Kirsch, President and CEO
                                                                              Or
                                               James J. Ferry, Vice President of
                                   Finance and Administration, CFO and Treasurer
                                                                    June 7, 2001


WARWICK, RI: Network Six, Inc. (NASDAQ:NWSS) announced today that it has signed a definitive agreement to be acquired by TRW Inc. (NYSE:TRW). TRW is a global company that provides advanced technology products and services to the information systems, aerospace, and automotive markets. The agreement, which provides for a merger of a subsidiary of TRW with and into Network Six, contains normal and customary closing conditions and has been unanimously approved by Network Six's Board of Directors and a Special Committee thereof. The agreement is subject to Network Six shareholder approval.

As part of the agreement, Network Six common shareholders will receive $3.60 in cash. The Company's financial advisor has delivered its opinion to the Board that the $3.60 per share consideration to be received by the common shareholders if the merger is approved is fair from a financial point of view. Saugatuck Capital Company Limited Partnership III, Network Six's preferred shareholder, will receive $2.5 million, payable in the form of a note. Network Six's Board of Directors also approved the immediate payment of Saugatuck's $1.6 million unpaid accrued preferred dividend.

Kenneth C. Kirsch, Network Six's Chairman, President and CEO, commented, "We have worked very hard during the past year to strengthen the Company and add shareholder value. The Board of Directors unanimously believes this transaction is in the best interests of the shareholders, our customers and our employees."

Joe Fay, TRW vice president for human services within its global information technology business, stated, "We look forward to adding Network Six's dedicated professionals to our team, and to growing our business by providing high quality products and services to both our current customers and new clients throughout the region."

Network Six intends to call a Special Meeting of its shareholders to vote on the merger. The Special Meeting will occur as soon as possible following SEC approval of Network Six's proxy statement to be filed within the next two weeks. Network Six's Annual Meeting, scheduled for August 15, will be postponed indefinitely and cancelled assuming shareholder approval of the merger.

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Network Six is a full service provider of information technology services and solutions to government and industry that enables its customers to operate more efficiently and effectively. Network Six's services include applications development and implementation, e-commerce planning and technology consulting. Network Six's stock is traded on the NASDAQ SmallCap Market under the symbol NWSS. Its website is http://www.networksix.com.

This report contains forward-looking statements reflecting the Company's expectations or beliefs concerning future events that could materially affect Company performance in the future. All forward-looking statements are subject to the risks and uncertainties inherent with predictions and forecasts. They are necessarily speculative statements, and unforeseen factors and unpredictable variables, such as competitive pressures, litigation, and regulatory changes and state funding changes, could cause results to differ materially from any that may be expected. Please refer to the company's 10-Q for March 31, 2001 or 10-K for December 31, 2000 for more discussion and information.